Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement of Landsea Homes Corporation (the “Company”) on Form S-1 (File No. 333-252569) and/or any prospectus supplement filed thereunder (the “Registration Statement”) and the incorporation by reference in the Registration Statement of our report dated March 3, 2022, with respect to our audit of the consolidated financial statements of Hanover Family Builders, LLC (“Hanover”) which comprise the consolidated balance sheets as of December 31, 2021 and 2020 and the related consolidated statements of income, members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

/s/ BKHM, PA

Winter Park, Florida

March 29, 2022